Exhibit 99.1

Date: May 26, 2022	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, May 26, 2022 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2022. Earnings per share for the quarter were $1.09, compared to 81 cents in the same quarter of the prior year. Revenues for the quarter were $171 million, an increase from $146 million in the same quarter of the previous year.

Earnings per share for the fiscal year ended March 31, 2022 were $3.66, compared to $2.55 for the fiscal year ended March 31, 2021. Revenues for the fiscal year ended March 31, 2022 were $646 million, compared to $553 million for the fiscal year ended March 31, 2021.

The results achieved in the quarter and fiscal year are attributed to increased new bookings, particularly within our commercial health-focused operation CERiS, as well as improved productivity resulting from automation and augmentation being applied, incrementally, across enterprise business systems.

The Company also saw particularly strong growth in CareIQ, which provides nationwide network access and clinical outcomes management for Physical Therapy, Imaging and Diagnostics, Medical Equipment, Home Healthcare, Medical Transportation, and Interpretation services.

With the pandemic and increasing inflation, CorVel’s playbook remains unchanged. Financial strength and fiscal conservatism have allowed increased investment in the team as well as development to introduce innovative solutions to market.

About CorVel

CorVel Corporation applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our commercial health-focused operation, improved productivity resulting from automation and augmentation across enterprise business systems, and expansion within our ancillary network. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2021, September 30, 2021, and December 31, 2021. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Fiscal Year Ended March 31, 2022 and March 31, 2021

Quarter Ended	March 31, 2022	March 31, 2021
Revenues	$171,359,000	$145,510,000
Cost of revenues	128,307,000	109,791,000
Gross profit	43,052,000	35,719,000
General and administrative	16,793,000	16,366,000
Income from operations	26,259,000	19,353,000
Income tax provision	6,622,000	4,544,000
Net income	$19,637,000	$14,809,000
Earnings Per Share:
Basic	$1.11	$0.83
Diluted	$1.09	$0.81
Weighted Shares
Basic	17,618,000	17,902,000
Diluted	17,976,000	18,196,000

Fiscal Year Ended	March 31, 2022	March 31, 2021
Revenues	$646,230,000	$552,644,000
Cost of revenues	494,116,000	429,020,000
Gross profit	152,114,000	123,624,000
General and administrative	67,602,000	64,449,000
Income from operations	84,512,000	59,175,000
Income tax provision	18,102,000	12,819,000
Net income	$66,410,000	$46,356,000
Earnings Per Share:
Basic	$3.74	$2.59
Diluted	$3.66	$2.55
Weighted Shares
Basic	17,753,000	17,930,000
Diluted	18,127,000	18,166,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

March 31, 2022 and March 31, 2021

	March 31, 2022	March 31, 2021
Cash	$97,504,000	$139,716,000
Customer deposits	69,781,000	56,497,000
Accounts receivable, net	82,586,000	64,722,000
Prepaid taxes and expenses	15,123,000	8,006,000
Property, net	76,268,000	70,619,000
Goodwill and other assets	38,964,000	39,876,000
Right-of-use asset, net	35,020,000	45,324,000
Total	$415,246,000	$424,760,000
Accounts and taxes payable	$14,431,000	$13,574,000
Accrued liabilities	156,939,000	148,886,000
Deferred tax liability	1,689,000	—
Long-term lease liabilities	29,792,000	41,898,000
Paid-in capital	201,612,000	185,944,000
Treasury stock	(654,520,000)	(564,435,000)
Retained earnings	665,303,000	598,893,000
Total	$415,246,000	$424,760,000